EXHIBIT 99.1

China Pharmaceuticals, Inc. Announces Results for Third Quarter 2010

XI'AN, China, December 13, 2010 (BUSINESS WIRE) -- China Pharmaceuticals, Inc. (OTCBB: CFMI) ("China Pharmaceuticals, Inc." or the "Company"), one of China's leading manufacturers and distributors of prescription and over-the-counter pharmaceuticals, today announced results for  its third quarter ended September 30, 2010. The Company's quarterly report on Form 10-Q was filed on November 15, 2010 with the United States Securities and Exchange Commission.

The Company recorded $7,884,881 in total revenue and net income of $952,003 for the quarter ended September 30, 2010, both of which reflected decreases compared to the comparable quarter in 2009. Meanwhile, gross profit margins improved and total liabilities decreased. “We are confident that our strong cash and working capital position and lack of long-term debt will provide us with the flexibility needed to continue to maintain our growth trajectory through organic growth, stated Mr. Guozhu Wang, Chairman and Chief Executive Officer of China Pharmaceuticals, Inc.

Third Quarter 2010 Highlights versus quarter ended September 30, 2009:
➢	Total revenue for the quarter decreased 8.5% year-over-year to $7,884,881
➢	Gross profit increased 18% to $4,690,796
➢	Working Capital increased by 139% from December 31, 2009

Sales and Operations
Total revenue for the quarter ended September 30, 2010 declined by 8.5% to $7,884,881 from $8,617,377 for the third quarter ended September 30, 2009. Gross profit increased by 18% to $4,690,796, as compared to $3,974,369 for the same quarter in 2009. Gross profit margin increased to 59.5%, compared to 46.1% for the previous period. Operating income decreased by 79% to $689,213 from $3,363,417 for the quarter ended September 30, 2009. This was due to a substantial increase in selling and general administrative expenses resulting from a charge to stock based compensation expense during the period in the amount of $2,222,622. As a result, Net income decreased by 65.5% to $952,003 as compared to net income of $2,763,182 for the quarter ended September 30, 2009.

Financial Condition
As of September 30, 2010, the Company had $5,970,252 in cash as compared to $6,685,630, at the end of December 31, 2009.  Cash flow used by operating activities was $94,451, which was primarily due to an increase in accounts receivable for the nine months ended September 30, 2010. Working capital improved to $22,067,816, an increase of 139% from $9,243,121 as of December 31, 2009. As of September 30,2 010, we had repaid all of our outstanding short-term bank loans. Long-term debt remains at Nil. Shareholders' equity as of September 30, 2010 was $40,829,167 as compared to $28,624,514 at the end of December 31, 2009.

About China Pharmaceuticals, Inc.

China Pharmaceuticals, Inc., www.chinapharmaceuticalsinc.com , has its headquarters in the City of Xi’an, Shaanxi Province, China. The Company identifies, discovers, develops, manufactures and distributes both prescription and over-the counter, including both conventional and Traditional Chinese Medicines, pharmaceutical products for the treatment of some of the most common ailments and diseases.  CFMI currently manufactures 132 products pharmaceutical products in 11 dosage forms including capsules, oral solutions, tablets, granules, syrups, medicinal teas, tincture and solutions for injection. CFMI markets 111 prescription drugs representing 84% of sales distributed via 31 sales offices (including 2 company-owned distribution and logistics centres) to hospitals and clinics nation-wide. The company operates 2 modern hi-tech manufacturing facilities, with 486 employees, based in Hanzhong and the Xi’an Jinghe Industrial Zone, both in Shaanxi Province.

Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the company's ability to raise additional capital to finance the company's activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the company; the ability of the company to operate as a public company; the period of time for which its current liquidity will enable the company to fund its operations; the company's ability to protect its proprietary information; general economic and business conditions; the volatility of the company's operating results and financial condition; the company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.
SOURCE: China Pharmaceuticals, Inc.

CONTACT:
China Pharmaceuticals, Inc.
Mr. Guozhu Wang, Chief Executive Officer
Mr. Guiping Zhang, President
Mr. Tao Lei, Chief Financial Officer
86-29-8406-7215
ir@chinapharmaceuticalsinc.com
www.chinapharmaceuticalsinc.com

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